Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-153085 on Form N-6 of our report dated April 3, 2017 related to the financial statements of Pacific Life & Annuity Company as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 20, 2017